Exhibit 99.1
Post Holdings Reports Results for the First Quarter of Fiscal Year 2018
St. Louis, Missouri - February 1, 2018 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the first fiscal quarter ended December 31, 2017.
Highlights:

•	Net sales of $1.4 billion; operating profit of $164.5 million; net earnings of $294.9 million and Adjusted EBITDA of $281.6 million

•	Completed the acquisition of Bob Evans Farms on January 12, 2018; raised annual run-rate cost synergies to $35-$40 million by fiscal year 2020

•	Updated fiscal year 2018 Adjusted EBITDA (non-GAAP) guidance range of $1.22-$1.25 billion

•	U.S. tax reform estimated to reduce fiscal year 2018 cash taxes by approximately $30-$35 million
First Quarter Consolidated Operating Results
Net sales were $1,433.1 million, an increase of 14.7%, or $183.3 million, compared to the prior year. Pro forma net sales (as defined later in this release under “Pro Forma Information”) increased 3.9%, or $53.7 million, when compared to the same period in fiscal year 2017. Gross profit was $451.7 million or 31.5% of net sales, an increase of $72.5 million compared to the prior year gross profit of $379.2 million or 30.3% of net sales.
Selling, general and administrative (SG&A) expenses were $245.7 million or 17.1% of net sales, a decrease of $18.4 million compared to the prior year SG&A expenses of $264.1 million or 21.1% of net sales. SG&A expenses included a provision for $9.0 million and $74.5 million in legal settlements for first quarter 2018 and 2017, respectively. Excluding the impact of the legal settlement provisions, current year SG&A expenses increased $47.1 million driven by the inclusion of Weetabix and increased transaction and integration expenses.
Operating profit was $164.5 million, an increase of 115.9%, or $88.3 million, compared to the prior year. Net earnings were $294.9 million, an increase of 189.7%, or $193.1 million, compared to net earnings of $101.8 million in the prior year. Net earnings available to common shareholders were $291.5 million, or $3.82 per diluted common share. Net earnings and net earnings available to common shareholders included a $263.6 million one-time income tax net benefit and $37.3 million loss related to early extinguishment of debt, both of which are discussed later in this release. Adjusted net earnings were $67.9 million, or $0.88 per diluted common share.
Adjusted EBITDA was $281.6 million, an increase of 22.4%, or $51.5 million, compared to the prior year.
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal and granola.
Net sales were $456.0 million for the first quarter, an increase of 1.9%, or $8.6 million, compared to the reported prior year first quarter. Pro forma net sales (as defined later in this release under “Pro Forma Information”) declined 4.2%, or $20.1 million, over the same period in fiscal year 2017, with pro forma volumes (as defined later in this release under “Pro Forma Information”) declining 2.4%. Volume growth from licensed products, Malt-O-Meal bag cereal and government bid business and private label was offset by declines of branded products. Pro forma net sales were negatively impacted by this unfavorable volume mix and timing of promotional activity.
Segment profit was $72.9 million and $82.9 million for first quarter 2018 and 2017, respectively. Segment Adjusted EBITDA was $109.1 million and $111.8 million for first quarter 2018 and 2017, respectively.
Weetabix
International (primarily United Kingdom) RTE cereal and muesli.

Net sales were $99.7 million for the first quarter. Pro forma net sales (as defined later in this release under “Pro Forma Information”) decreased 1.2%, or $1.2 million, over the same period in fiscal year 2017. Pro forma net sales benefitted from a favorable foreign exchange translation rate compared to the prior year which was offset by an unfavorable product mix. Segment profit was $16.8 million and segment Adjusted EBITDA was $25.6 million.
Michael Foods Group
Egg, potato, cheese and pasta products.
Net sales were $577.1 million for the first quarter, an increase of 6.9%, or $37.3 million, over the prior year first quarter. Egg sales increased 9.3% driven by a 3.8% volume increase and increased market-based pricing in the ingredient and retail shell egg channels. Net sales and volume information for potato, cheese and pasta products is disclosed in a table presented later in this release.
Segment profit (loss) was $74.9 million and ($17.0) million for first quarter 2018 and 2017, respectively. Segment profit for the first quarter of 2017 was negatively impacted by a provision for $74.5 million in legal settlements related to egg antitrust class action claims. Segment Adjusted EBITDA was $113.4 million and $92.3 million for first quarter 2018 and 2017, respectively.
Active Nutrition
Protein shakes, bars and powders and nutritional supplements.
Net sales were $186.0 million for the first quarter, an increase of 20.9%, or $32.1 million, over the prior year first quarter. Net sales growth was primarily driven by strong growth for shake and powder products which were partially offset by declines of bar products. Segment profit was $19.8 million and $24.9 million for first quarter 2018 and 2017, respectively. Segment profit for the first quarter of 2018 was negatively impacted by a provision for $9.0 million for a legal settlement. Segment Adjusted EBITDA was $35.3 million and $31.1 million for first quarter 2018 and 2017, respectively.
Private Brands
Peanut and other nut butters and dried fruit and nut products.
Net sales were $114.3 million for the first quarter, an increase of 5.2%, or $5.6 million, compared to the prior year first quarter, with volumes declining 1.6%. Volume growth in tree nut butter and organic peanut butter was offset by declines in certain lower margin dried fruit and nut products. Segment profit was $8.4 million and $5.7 million for first quarter 2018 and 2017, respectively. Segment Adjusted EBITDA was $13.5 million and $10.6 million for first quarter 2018 and 2017, respectively.
Interest, Loss on Extinguishment of Debt, Other Income and Income Tax
Interest expense, net was $90.5 million for the first quarter compared to $72.9 million for the prior year first quarter. The increase primarily related to an increase in the outstanding amount of debt principal, partially offset by a decrease in the weighted-average interest rate.
Loss on extinguishment of debt of $37.3 million was recorded in the first quarter of 2018 in connection with Post’s redemption of its 6.00% senior notes due 2022.
Other income, net relates to non-cash mark-to-market adjustments and cash settlements on interest rate swaps. Other income, net was $2.7 million for the first quarter of 2018, compared to $144.5 million for the first quarter of 2017.
Income tax benefit was $255.8 million in the first quarter of 2018, compared to an expense of $46.0 million and an effective income tax rate of 31.1% in the first quarter of 2017. In the first quarter of 2018, as a result of the recently enacted U.S. Tax Cuts and Jobs Act, Post recorded a $263.6 million one-time income tax net benefit which included (i) a $270.7 million benefit related to an estimate of the remeasurement of Post’s existing deferred tax assets and liabilities considering both the expected fiscal year 2018 blended U.S. federal corporate tax rate of approximately 24.5% and a 21% rate for subsequent fiscal years and (ii) a $7.1 million expense related to an estimate of the transition tax on unrepatriated foreign earnings.
Share Repurchases
During the first quarter of fiscal year 2018, Post repurchased 0.7 million shares for $56.0 million at an average price of $78.01 per share. At the end of the first quarter of 2018, Post had $176.3 million remaining under its share repurchase authorization.

Recent Announcements
On January 10, 2018, Post announced it gave notice for the redemption of all outstanding shares of its 3.75% Series B Cumulative Perpetual Convertible Preferred Stock with a redemption date of February 15, 2018.
On January 11, 2018, Post announced it plans to combine its private brands businesses, which produce nut butter, dried fruit and nut, pasta and granola products, and explore a range of structural alternatives for these businesses, including an initial public offering, a placement of private equity, a sale of the businesses or a strategic combination.
On January 12, 2018, Post completed the acquisition of Bob Evans Farms, Inc. (“Bob Evans”), a leading producer and distributor of refrigerated potato, pasta and vegetable-based side dishes, pork sausage, and a variety of refrigerated and frozen convenience food items. Upon close of the acquisition, Post formed a refrigerated retail business unit and a foodservice business unit.
Outlook
Post management has updated its fiscal year 2018 Adjusted EBITDA range to be between $1.22-$1.25 billion, inclusive of Bob Evans.
Post management estimates U.S. income tax reform will reduce its fiscal year 2018 cash taxes by approximately $30-$35 million.
Post today announced it now expects to realize $35-$40 million in annual run-rate cost synergies related to the acquisition of Bob Evans by fiscal year 2020, an increase from Post’s initial expectation of $25 million.
In fiscal year 2018, Post management now expects to incur integration costs (which are an adjustment to non-GAAP measures) for the integration of Weetabix and Bob Evans of approximately $30 million comprised of severance, retention and third party consulting expenses, an increase from Post’s initial expectation of approximately $25 million.
Post management expects fiscal year 2018 capital expenditures, inclusive of Bob Evans, to range between $235-$245 million. This includes approximately $50 million related to the previously announced cage-free housing conversion at the Bloomfield, Nebraska facility.
The Company provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, transaction and integration costs, restructuring and plant closure costs, assets held for sale, mark-to-market adjustments on commodity hedges and other charges reflected in the Company’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions, and, in part, in the determination of cash bonuses for its executive officers and employees. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding the Company’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.

Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Friday, February 2, 2018 at 9:00 a.m. EST to discuss financial results for the first quarter of fiscal year 2018 and fiscal year 2018 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 2992278. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.
A replay of the conference call will be available through Saturday, February 17, 2018 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 2992278. A webcast replay also will be available for a limited period on the Company’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what the Company’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including our Adjusted EBITDA outlook for fiscal year 2018, our capital expenditures expectations, including capital expenditures expectations for the cage-free housing conversion and growth initiatives and productivity, expected synergies from the acquisition of Bob Evans, our integration costs expectations, statements regarding the exploration of strategic alternatives for Post’s private brands businesses and the expected impact of U.S. tax reform. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include the following:

•
our high leverage, our ability to obtain additional financing (including both secured and unsecured debt) and our ability to service our outstanding debt (including covenants that restrict the operation of our business);

•	our ability to continue to compete in our product markets and our ability to retain our market position;

•	our ability to anticipate and respond to changes in consumer preferences and trends and introduce new products;

•	our ability to identify, complete and integrate acquisitions and manage our growth;

•	significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products;

•	our ability to successfully implement business strategies to reduce costs;

•	allegations that our products cause injury or illness, product recalls and product liability claims and other litigation;

•	legal and regulatory factors, including advertising and labeling laws, changes in food safety and laws and regulations governing animal feeding and housing operations;

•	the loss or bankruptcy of a significant customer;

•	consolidations in the retail grocery and foodservice industries;

•
our ability to promptly and effectively integrate the Bob Evans business, including the risk of our or Bob Evans’s respective businesses experiencing disruptions from ongoing business operations which may make it more difficult than expected to maintain relationships with employees, business partners or governmental entities, and our ability to obtain expected cost savings and synergies of the acquisition within the expected timeframe;

•	losses incurred in any appraisal proceedings brought in connection with our acquisition of Bob Evans by Bob Evans stockholders who demanded appraisal of their shares;

•
costs associated with Bob Evans’s sale and separation of its restaurant business on April 28, 2017 (the “Bob Evans Restaurants Transaction”), which occurred prior to our acquisition of Bob Evans, including costs that may arise under Bob Evans’s capacity as guarantor of payment and performance conditions for certain leases, as well as costs associated with a transition services agreement established as part of the Bob Evans Restaurants Transaction;

•	our ability to promptly and effectively integrate the Weetabix business and obtain expected cost savings and synergies of the acquisition within the expected timeframe;

•	the possibility that we may not be able to create value in our private brands businesses through strategic alternatives;

•	the potential for disruption to us or the private brands businesses resulting from the exploration of strategic alternatives for the private brands businesses;

•
the possibility that we may not be able to consummate any proposals for strategic alternatives for our private brands businesses that may result from our exploration due to, among other things, market, regulatory or other factors;

•	the ability of our private label products to compete with nationally branded products;

•	disruptions or inefficiencies in supply chain, which may result from our reliance on third party manufacturers for certain of our products;

•	the ultimate impact litigation may have on us;

•	our ability to successfully operate our international operations in compliance with applicable laws and regulations;

•	changes in economic conditions, disruptions in the U.S. and global capital and credit markets and fluctuations in foreign currency exchange rates;

•	the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on us and our operations;

•	impairment in the carrying value of goodwill or other intangibles;

•	changes in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business, including U.S. tax reform;

•	changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control;

•	loss of key employees, labor strikes, work stoppages or unionization efforts;

•	losses or increased funding and expenses related to our qualified pension and other postretirement plans;

•	costs, business disruptions and reputational damage associated with information technology failures and/or information security breaches;

•	our ability to protect our intellectual property and other assets;

•	significant differences in our actual operating results from our guidance regarding our future performance;

•	our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; and

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.
These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
This release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, refrigerated, active nutrition and private label food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. Through Michael Foods, Post supplies innovative, value-added egg and refrigerated potato products to the foodservice and food ingredient channels. Through its refrigerated retail business, Post is a leader in the refrigerated side dish category offering potato, egg, sausage and cheese products through the Bob Evans®, All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms® brands. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as Premier Protein®, PowerBar® and Dymatize®. Post’s Private Brands business manufactures private label peanut butter and other nut butter, dried fruit and nut, pasta and granola products. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2017	2016
Net Sales	$1,433.1	$1,249.8
Cost of goods sold	981.4	870.6
Gross Profit	451.7	379.2

Selling, general and administrative expenses	245.7	264.1
Amortization of intangible assets	41.5	38.9
Other operating expenses, net	—	—
Operating Profit	164.5	76.2

Interest expense, net	90.5	72.9
Loss on extinguishment of debt	37.3	—
Other income, net	(2.7)	(144.5)
Earnings before Income Taxes	39.4	147.8
Income tax (benefit) expense	(255.8)	46.0
Net Earnings Including Noncontrolling Interest	295.2	101.8
Less: Net earnings attributable to noncontrolling interest	0.3	—
Net Earnings	294.9	101.8
Preferred stock dividends	(3.4)	(3.4)
Net Earnings Available to Common Shareholders	$291.5	$98.4

Earnings per Common Share:
Basic	$4.42	$1.42
Diluted	$3.82	$1.27

Weighted-Average Common Shares Outstanding:
Basic	66.0	69.2
Diluted	77.3	80.3

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2017	September 30, 2017
ASSETS
Current Assets
Cash and cash equivalents	$1,944.5	$1,525.9
Restricted cash	2.6	4.2
Receivables, net	468.3	480.6
Inventories	587.2	573.5
Prepaid expenses and other current assets	47.0	31.7
Total Current Assets	3,049.6	2,615.9

Property, net	1,678.4	1,690.7
Goodwill	4,039.2	4,032.0
Other intangible assets, net	3,316.6	3,353.9
Other assets	196.0	184.3
Total Assets	$12,279.8	$11,876.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$22.1	$22.1
Accounts payable	351.2	336.0
Other current liabilities	378.9	346.3
Total Current Liabilities	752.2	704.4

Long-term debt	7,512.6	7,149.1
Deferred income taxes	643.6	905.8
Other liabilities	331.0	327.8
Total Liabilities	9,239.4	9,087.1

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	3,565.6	3,566.5
Accumulated deficit	(81.1)	(376.0)
Accumulated other comprehensive loss	(27.6)	(40.0)
Treasury stock, at cost	(427.2)	(371.2)
Total Shareholders’ Equity excluding Noncontrolling Interest	3,030.4	2,780.0
Noncontrolling Interest	10.0	9.7
Total Shareholders’ Equity	3,040.4	2,789.7
Total Liabilities and Shareholders’ Equity	$12,279.8	$11,876.8

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Three Months Ended December 31,
	2017	2016
Cash provided by (used in):
Operating activities	$204.5	$(19.4)
Investing activities, including capital expenditures of $46.7 and $31.8	(46.2)	(121.8)
Financing activities	259.6	(132.6)
Effect of exchange rate changes on cash and cash equivalents	0.7	(0.7)
Net increase (decrease) in cash and cash equivalents	$418.6	$(274.5)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended December 31,
	2017	2016
Net Sales
Post Consumer Brands	$456.0	$447.4
Weetabix	99.7	—
Michael Foods Group	577.1	539.8
Active Nutrition	186.0	153.9
Private Brands	114.3	108.7
Total	$1,433.1	$1,249.8
Segment Profit (Loss)
Post Consumer Brands	$72.9	$82.9
Weetabix	16.8	—
Michael Foods Group	74.9	(17.0)
Active Nutrition	19.8	24.9
Private Brands	8.4	5.7
Total segment profit	192.8	96.5
General corporate expenses and other	28.3	20.3
Interest expense, net	90.5	72.9
Loss on extinguishment of debt	37.3	—
Other income, net	(2.7)	(144.5)
Earnings before Income Taxes	$39.4	$147.8

SUPPLEMENTAL MICHAEL FOODS GROUP SEGMENT INFORMATION (Unaudited)
The below table presents net sales and volume percentage changes for the current quarter compared to the prior year quarter for additional products within the Michael Foods Group segment.

Product	Net Sales Percentage Change	Volume Percentage Change
Potato	11.8%	11.6%
Cheese	(6.1%)	(6.4%)
Pasta	5.0%	5.8%

PRO FORMA INFORMATION
Pro forma net sales and pro forma volumes, as used in the text of this release, are defined as the comparison of the GAAP results for the three-month period ended December 31, 2017 to the same three-month period in fiscal 2017, adjusted to include results of the acquired business for the period presented in the table below. Pro forma net sales and pro forma volumes have not been prepared in accordance with the requirements of Article 11 of Regulation S-X.

Business	Type	Segment	Pro Forma Period
Weetabix	Acquisition	Post Consumer Brands	October 2, 2016 - December 31, 2016
and Weetabix

RECONCILIATION OF NET SALES TO PRO FORMA NET SALES (Unaudited)
(in millions)

	Three Months Ended December 31,
	2017	2016
Net Sales	$1,433.1	$1,249.8
Pre-acquisition net sales from Weetabix	—	129.6
Pro Forma Net Sales	$1,433.1	$1,379.4

Post Consumer Brands Net Sales	$456.0	$447.4
Pre-acquisition net sales from Weetabix	—	28.7
Pro Forma Net Sales	$456.0	$476.1

Weetabix Net Sales	$99.7	$—
Pre-acquisition net sales from Weetabix	—	100.9
Pro Forma Net Sales	$99.7	$100.9

RECONCILIATION OF POST CONSUMER BRANDS VOLUMES PERCENTAGE CHANGE
TO PRO FORMA POST CONSUMER BRANDS VOLUMES PERCENTAGE CHANGE (Unaudited)

Three Months Ended December 31, 2017
Volumes Percentage Change	3.0%
Impact of inclusion of pre-acquisition volumes of Weetabix	(5.4%)
Pro Forma Volumes Percentage Change	(2.4%)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section.
Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of the Company’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
The Company believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that affect the comparability of the Company’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:

a.
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps: The Company has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and the amount and frequency of such adjustments and settlements are not consistent.

b.
Premium on debt extinguishment: The Company has excluded payments for premiums on debt extinguishment as such payments are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

c.
Provision for legal settlement: The Company has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as the Company believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

d.
Transaction costs and integration costs: The Company has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as the Company believes that these exclusions allow for more meaningful evaluation of the Company’s current operating performance and comparisons of the Company’s operating performance to other periods. The Company believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of the Company or the performance of the divested assets, and are not factored into management’s evaluation of potential acquisitions or its performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

e.
Restructuring and plant closure costs: The Company has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

f.
Assets held for sale: The Company has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these adjustments do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

g.
Mark-to-market adjustments on commodity and foreign exchange hedges: The Company has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

h.
Foreign currency gains and losses on intercompany loans: The Company has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Company performance to allow for more meaningful comparisons of performance to other periods.

i.
Income Tax: The Company has included the income tax impact of the non-GAAP adjustments using its estimated blended annual income tax rate or its effective income tax rate, as noted in the footnote of the reconciliation tables, as the Company believes that the Company’s GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

j.
Preferred stock: The Company has included dividend and weighted-average diluted share adjustments related to its convertible preferred stock using the “if-converted” method when the convertible preferred stock is dilutive on an adjusted basis.

k.
U.S. tax reform net benefit: The Company has excluded the impact of the one-time income tax net benefit recorded in the first quarter of 2018 which reflected (i) the benefit related to an estimate of the remeasurement of the Company’s existing deferred tax assets and liabilities considering both the Company’s expected fiscal year 2018 blended U.S. federal corporate tax rate of approximately 24.5% and a 21% rate for subsequent fiscal years and (ii) the expense related to an estimate of a transition tax on unrepatriated foreign earnings. The Company believes that the net benefit as reported is not representative of the Company’s current income tax position and exclusion of the benefit allows for more meaningful comparisons of performance to other periods.

Adjusted EBITDA and segment Adjusted EBITDA
The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for interest expense, net, income tax (benefit) expense, depreciation and amortization, and the following adjustments discussed above: non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, transaction costs and integration costs, restructuring and plant closure costs, assets held for sale, mark-to-market adjustments on commodity and foreign exchange hedges, and foreign currency gains and losses on intercompany loans. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:

l.
Loss on extinguishment of debt: The Company has excluded losses recorded on extinguishment of debt, inclusive of payments for premiums and the write-off of debt issuance costs, as such losses are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

m.
Non-cash stock-based compensation: The Company’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. The Company has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of the Company’s operating performance to other periods.

n.
Noncontrolling interest adjustment: The Company has included adjustments for interest expense, income tax expense, and depreciation and amortization for consolidated joint ventures which are attributable to the noncontrolling owners of the consolidated joint ventures.

o.	Equity method investment adjustment: The Company has included adjustments for its portion of interest expense, income tax expense, and depreciation and amortization for unconsolidated joint ventures.

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended December 31,
	2017	2016
Net Earnings Available to Common Shareholders	$291.5	$98.4
Dilutive preferred stock dividends	3.4	3.4
Net Earnings for Diluted Earnings per Share	294.9	101.8

Adjustments:
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	(2.7)	(144.5)
Premium on debt extinguishment	30.8	—
Provision for legal settlement	9.0	74.5
Transaction costs	3.0	0.1
Integration costs	10.6	0.5
Restructuring and plant closure costs	—	0.2
Assets held for sale	—	(0.2)
Mark-to-market adjustments on commodity and foreign exchange hedges	(2.2)	(3.4)
Foreign currency loss on intercompany loans	—	0.2
Total Net Adjustments	48.5	(72.6)
Income tax effect on adjustments (1)	(11.9)	22.6
U.S. tax reform net benefit	(263.6)	—
Adjusted Net Earnings	$67.9	$51.8

(1) Income tax effect on adjustments is calculated using Post’s expected fiscal year 2018 blended U.S. federal corporate income tax rate of approximately 24.5% for the three months ended December 31, 2017 and Post’s effective income tax rate of 31.1% for the three months ended December 31, 2016.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended December 31,
	2017	2016
Diluted Earnings per Common Share	$3.82	$1.27

Adjustments:
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	(0.03)	(1.80)
Premium on debt extinguishment	0.40	—
Provision for legal settlement	0.11	0.93
Transaction costs	0.04	—
Integration costs	0.13	0.01
Mark-to-market adjustments on commodity and foreign exchange hedges	(0.03)	(0.04)
Total Net Adjustments	0.62	(0.90)
Income tax effect on adjustments (1)	(0.15)	0.28
U.S. tax reform net benefit	(3.41)	—
Adjusted Diluted Earnings per Common Share	$0.88	$0.65

(1) Income tax effect on adjustments is calculated using Post’s expected fiscal year 2018 blended U.S. federal corporate income tax rate of approximately 24.5% for the three months ended December 31, 2017 and Post’s effective income tax rate of 31.1% for the three months ended December 31, 2016.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended December 31,
	2017	2016
Net Earnings	$294.9	$101.8
Income tax (benefit) expense	(255.8)	46.0
Interest expense, net	90.5	72.9
Loss on extinguishment of debt	37.3	—
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	(2.7)	(144.5)
Depreciation and amortization	90.5	77.1
Provision for legal settlement	9.0	74.5
Non-cash stock-based compensation	6.8	4.9
Transaction costs	3.0	0.1
Integration costs	10.6	0.5
Restructuring and plant closure costs	—	0.2
Assets held for sale	—	(0.2)
Mark-to-market adjustments on commodity and foreign exchange hedges	(2.2)	(3.4)
Noncontrolling interest adjustment	(0.2)	—
Equity method investment adjustment	(0.1)	—
Foreign currency loss on intercompany loans	—	0.2
Adjusted EBITDA	$281.6	$230.1
Adjusted EBITDA as a percentage of Net Sales	19.6%	18.4%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED DECEMBER 31, 2017
(in millions)

	Post Consumer Brands	Weetabix	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$72.9	$16.8	$74.9	$19.8	$8.4	$—	$192.8
General corporate expenses and other	—	—	—	—	—	(28.3)	(28.3)
Operating Profit	72.9	16.8	74.9	19.8	8.4	(28.3)	164.5
Depreciation and amortization	32.6	7.1	38.0	6.5	5.1	1.2	90.5
Provision for legal settlement	—	—	—	9.0	—	—	9.0
Non-cash stock-based compensation	—	—	—	—	—	6.8	6.8
Transaction costs	—	—	—	—	—	3.0	3.0
Integration costs	3.4	2.3	0.5	—	—	4.4	10.6
Mark-to-market adjustments on commodity and foreign exchange hedges	0.2	—	—	—	—	(2.4)	(2.2)
Noncontrolling interest adjustment	—	(0.5)	—	—	—	—	(0.5)
Equity method investment adjustment	—	(0.1)	—	—	—	—	(0.1)
Adjusted EBITDA	$109.1	$25.6	$113.4	$35.3	$13.5	$(15.3)	$281.6
Adjusted EBITDA as a percentage of Net Sales	23.9%	25.7%	19.6%	19.0%	11.8%	—	19.6%

RECONCILIATION OF SEGMENT PROFIT (LOSS) TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED DECEMBER 31, 2016
(in millions)

	Post Consumer Brands	Weetabix	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit (Loss)	$82.9	$—	$(17.0)	$24.9	$5.7	$—	$96.5
General corporate expenses and other	—	—	—	—	—	(20.3)	(20.3)
Operating Profit (Loss)	82.9	—	(17.0)	24.9	5.7	(20.3)	76.2
Depreciation and amortization	28.4	—	36.7	6.2	4.9	0.9	77.1
Provision for legal settlement	—	—	74.5	—	—	—	74.5
Non-cash stock-based compensation	—	—	—	—	—	4.9	4.9
Transaction costs	—	—	—	—	—	0.1	0.1
Integration costs	0.5	—	—	—	—	—	0.5
Restructuring and plant closure costs	—	—	—	—	—	0.2	0.2
Assets held for sale	—	—	—	—	—	(0.2)	(0.2)
Mark-to-market adjustments on commodity hedges	—	—	(1.9)	—	—	(1.5)	(3.4)
Foreign currency loss on intercompany loans	—	—	—	—	—	0.2	0.2
Adjusted EBITDA	$111.8	$—	$92.3	$31.1	$10.6	$(15.7)	$230.1
Adjusted EBITDA as a percentage of Net Sales	25.0%	—	17.1%	20.2%	9.8%	—	18.4%